Exhibit 99.1

RenaissanceRe Announces Initial Estimated Losses Related to the 2011 Australian Flooding and the February 2011 New Zealand Earthquake and Comments on the Tohoku Earthquake

PEMBROKE, Bermuda, March 16, 2011 — RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe” or the “Company”) today announced its initial loss estimates for the 2011 Australian flooding as well as the February 2011 New Zealand earthquake, and commented on the recent earthquake and tsunami in Japan. The Company currently expects the 2011 Australian flooding and the February 2011 New Zealand earthquake will have a net negative impact of approximately $30 million and $190 million, respectively, on the Company’s first quarter 2011 results.

Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions, redeemable noncontrolling interest and equity in the net claims and claim expenses of Top Layer Re. The Company’s estimates are based on a review of its potential exposures and discussions with certain counterparties. Given the magnitude and recent occurrence of these events, delays in receiving claims data, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other uncertainties inherent in loss estimation, meaningful uncertainty remains regarding losses from these events. Accordingly, the Company’s actual net negative impact from these events will vary from these preliminary estimates, perhaps materially so.

On March 11, 2011, a significant earthquake and tsunami impacted the northeastern coast of Japan (the “Tohoku earthquake”). The Tohoku earthquake is believed to have registered 9.0 on the moment magnitude scale (“MMS”), which would represent the largest earthquake recorded in Japan and tied for the fourth-largest earthquake since 1900. As a global provider of property catastrophe reinsurance, the Company provides meaningful reinsurance and retrocessional excess of loss reinsurance coverage for earthquake and tsunami risk in Japan, and is currently assessing its exposures to the Tohoku earthquake. At this time, the Company believes it is too early to provide an accurate estimate of its net negative impact from this tragic event. However, based upon the current publicly available industry insured loss estimates, market share analysis, the application of the Company’s modeling techniques and a review of its in-force contracts, the Company’s current initial assessment is that the net negative impact of the Tohoku earthquake on the Company’s results will be significant and is likely to be material.

Neill A. Currie, CEO, commented: “We extend our deepest sympathies to the victims of these events and recognize the significant human impact and tragic nature of these catastrophes. As we have demonstrated in prior catastrophes, we stand ready to provide superior customer service to our clients in their time of need. Our strong financial position will enable us to pay valid claims promptly and provide additional reinsurance capacity during this challenging time.”

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800